Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements File No. 333-153059, effective August 18, 2008 on Form S-8 and Form S-8POS, File No. 333-183497, effective August 23, 2012 on Form S-3D and Form S-3DPOS, effective September 13, 2012, and File No. 333-191895 effective October 10, 2013 on Form S-1 and Form S-1/A, effective January 17, 2014 of Middlefield Banc Corp. of our report dated March 11, 2015, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Middlefield Banc Corp. for the year ended December 31, 2014.

/s/S.R. Snodgrass, P.C.

Wexford, PA

March 11, 2015